Exhibit 3.1

ARTICLES SUPPLEMENTARY
OF
FELCOR LODGING TRUST INCORPORATED

FelCor Lodging Trust Incorporated, a Maryland corporation (the “Corporation”), hereby certifies as follows:
FIRST: Under the power set forth in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Corporation, by resolution of its board of directors duly adopted on December 15, 2015, has resolved to prohibit the Corporation from electing to be subject to Section 3-803, Section 3-804(a) and Section 3-805 of the MGCL.

SECOND: The resolution described herein provides that the prohibition may be repealed at any time and from time to time, in whole or in part, provided that any such repeal is approved by the stockholders of the Corporation by the affirmative vote of a majority of the votes entitled to be cast on the matter.

THIRD: The resolution described herein has been approved by the Board of Directors in the manner and by the vote required by the MGCL.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf as of the 15th day of December 2015, by its Executive Vice President who acknowledges that these Articles Supplementary are the act of the Corporation and that, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST:                    FELCOR LODGING TRUST INCORPORATED

By:/s/ Jonathan H. Yellen        (SEAL)
Assistant Secretary                 Jonathan H. Yellen
Executive Vice President